EXHIBIT 99.1

FOR IMMEDIATE RELEASE:	CONTACT:	DOUGLAS I. PAYNE
September 13, 2006		Executive Vice President -
Finance and Administration
(276) 627-2157
e-mail:dpayne@stanleyfurniture.com

ANITA W. WIMMER
Vice President - Controller and
Treasurer
(276) 627-2446
e-mail:awimmer@stanleyfurniture.com

STANLEY FURNITURE LOWERS REVENUE AND EARNINGS GUIDANCE

Stanley Furniture Company, Inc. (Nasdaq-NGS:STLY) announced today that third quarter sales are now expected to be below previously anticipated levels due to continued weakness in retail furniture activity. The Company now anticipates a sales decline of 8% to 10% compared to record shipments of $85.6 million in the third quarter of 2005. Consequently, diluted earnings per share are now expected to be $.27 to $.29, down from prior guidance of $.38 to $.41, compared to record earnings of $.44 in the third quarter of 2005.

For total year 2006, sales are now expected to decline 4% to 7% compared to 2005 and diluted earnings per share are now expected to be $1.24 to $1.32 compared to $1.77 for 2005. This guidance excludes any potential receipt of funds from the Continued Dumping and Subsidy Offset Act involving tariffs collected by the U.S. government on wooden bedroom furniture imported from China.

“Third quarter sales to date have been weaker than previously anticipated and we believe this is a result of overall industry conditions,“ commented Jeffrey R. Scheffer, chairman, president and chief executive officer. “We have not seen any significant change in order trends since Labor Day and we are projecting these business conditions to persist for the remainder of 2006 in our revised guidance,” Scheffer concluded. The Company plans to announce third quarter operating results on October 16, 2006.

Established in 1924, Stanley Furniture Company, Inc. is a leading manufacturer of wood furniture targeted at the upper-medium price range of the residential market. Manufacturing facilities are located in Stanleytown and Martinsville, Va. and Robbinsville and Lexington, N.C. Its common stock is traded on the Nasdaq stock market under the symbol STLY.

Forward-Looking Statements

Certain statements made in this report are not based on historical facts, but are forward-looking statements. These statements can be identified by the use of forward-looking terminology such as “believes,” “estimates,” “expects,” “may,” “will,” “should,” or “anticipates,” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. These statements reflect our reasonable judgment with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include competition in the furniture industry including competition from lower-cost foreign manufacturers, disruptions in offshore sourcing including those arising from supply or distribution disruptions or those arising from changes in political, economic and social conditions, as well as laws and regulations, in China or countries from which we source products, international trade policies of the United States and countries from which we source products, manufacturing realignment, the inability to raise prices in response to inflation and increasing costs, the cyclical nature of the furniture industry, the inability to obtain sufficient quantities of quality raw materials in a timely manner, failure to anticipate or respond to changes to consumer tastes and fashions in a timely manner, business failures or loss of large customers, environmental compliance costs, and extended business interruption at manufacturing facilities.

Any forward-looking statement speaks only as of the date of this press release, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.